Towerstream Announces Management Changes

MIDDLETOWN, R.I., December 5, 2012 – Towerstream Corporation (NASDAQ: TWER), a leading 4G and Small Cell Rooftop Tower company, announced that Mel Yarbrough had resigned his position as Chief Operating Officer effective November 30, 2012.   Mr. Yarbrough referenced direct family health matters as the reason for his resignation.

“Mel made significant contributions to the growth and success of Towerstream over the past 6 years,” stated Jeffrey Thompson, President and Chief Executive Officer.  “He built our sales and marketing organization from the ground up during his tenure. Our thoughts are with Mel and his family as they work through these family matters.”

About Towerstream Corporation

Towerstream (NASDAQ: TWER) is a leading 4G and Small Cell Rooftop Tower company. The company owns, operates, and leases Wi-Fi and Small Cell rooftop tower locations to cellular phone operators, tower, Internet and cable companies and hosts a variety of customers on its network. Towerstream was originally founded in 2000 to deliver fixed-wireless high-speed Internet access to businesses and to date offers superior broadband services in over 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Nashville, Las Vegas-Reno and the greater Providence area. For more information on Towerstream services, please visit www.towerstream.com and/or follow us @Towerstream.

The Towerstream Corporation logo is available at:
http://www.globenewswire.com/newsroom/prs/?pkgid=6570

Safe Harbor

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission, including, without limitation, risk related to our ability to deploy and expand rooftop tower locations in the New York City and other key markets. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

MEDIA CONTACT:

Todd Barrish

Indicate Media

646-396-6038

todd@indicatemedia.com

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net

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